Exhibit (c)(2)

       January 4  Special Committee Discussion Materials    PRELIMINARY & CONFIDENTIAL

     PRELIMINARY & CONFIDENTIAL        Table of Contents  1.  Executive Summary  2.  DBO Introduction  3.  Situation Review  4.  Valuation Considerations  5.  Fee Proposal and Process Recommendations  6.  Appendix A: Supporting Materials  7.  Appendix B: Additional Information on DBO      I      I  I      I  II      V  I      V      A      B  2

PRELIMINARY & CONFIDENTIAL

Executive Summary

International Speedway Corporation

- **ISC is a unique company with a highly valuable franchise and asset base, as well as attractive customer attributes**
  - Strong Management / Board that has driven outperformance relative to peers

- **Iconic motorsports facilities with national fan reach**
  - Ancillary development initiatives supported by 13,000 acres of land assets
  - Second highest-rated regular season sport on television

- **Stable recurring revenue base**
  - Almost 70% of LTM revenue was contracted
  - NASCAR broadcast rights secured through 2024 with contracted escalator
  - Strong planned return of capital to shareholders despite CapEx requirements

- **Unparalleled sponsor brand loyalty among NASCAR fan base**
  - Unaided sponsor awareness dwarfs other major team sports (99% awareness accuracy)
  - Percentage of fans "consciously purchasing" and "switching" to NASCAR sponsor products is highest of all sports
  - Strong growth in social media and number of corporate sponsors despite decrease in television viewership / race attendance

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PRELIMINARY & CONFIDENTIAL

Executive Summary (cont'd.)

DBO Partners

- **Founding Partners each have over 30 years of transaction experience directly relevant to ISC's Special Committee. Collectively they have executed:**
  - Hundreds of going-private transactions
  - Dozens of transactions involving Special or Independent Board Committees
- **Advising Boards and their committees on valuation issues is a core competency**
- **Completely devoid of existing and potential conflicts including lending, wealth management, asset management, corporate advisory, proprietary trading, etc.**

Special Committee Process and Next Steps

- **Work with Special Committee and legal counsel to determine optimal process going forward**
- **Conduct appropriate due diligence involving all relevant parties**
- **Achieve best possible offer for ISC independent shareholders and aid in identifying whether Special Committee should endorse the offer or opt for no transaction**

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     PRELIMINARY & CONFIDENTIAL        Table of Contents  1.  Executive Summary  2.  DBO Introduction  3.  Situation Review  4.  Valuation Considerations  5.  Fee Proposal and Process Recommendations  6.  Appendix A: Supporting Materials  7.  Appendix B: Additional Information on DBO      I      II      III      IV      V      A      B  5

     PRELIMINARY & CONFIDENTIAL            The DBO Team   Gordon Dean 32 years of experience27 years of Investment Banking at Morgan Stanley, Vice Chairman of Investment Banking Group    31 years of experience25 years of Investment Banking at Morgan Stanley, Head of Global Financial Sponsors Group     Mark Bradley Nick Osborne   32 years of experience19 years of Investment Banking at Morgan Stanley, Head of Global Technology Mergers and Acquisitions        Founding Partner Gordon Dean ran Morgan Stanley’s West Coast Investment Banking Group and has extensive experience in advising public company Boards, including going-private transactions and M&A assignments involving Special Committees  Founding Partner Mark Bradley ran Morgan Stanley’s Global Financial Sponsor Group and has unparalleled experience in going-private transactions, all of which involved Special Committees  Founding Partner Nick Osborne ran Morgan Stanley’s Global Technology M&A Group including numerous Special Committee assignments; team has completed over $300billion of successful M&A transactions including recent experience as advisor on Dell/DVMT  All three Founding Partners will be 100% involved in the execution of this assignment  Formerly a securities lawyerExecuted sell-sides of MontrealCanadiens and Colorado RockiesHelped recruit buying group for SF GiantsWorked with Paul Tagliabue on Board Committee which negotiated media and stadium contracts for Big East BasketballCross industry experience including hotels, restaurants, and cinemas  Select Relevant Experience  Strong experience advising Special Committees, including minority squeeze outs, going-private, and unsolicited transactionsRole in hundreds of fairness (and inadequacy) opinions as member of Morgan Stanley Fairness Committee (including depositions on behalf of clients)Guest lecturer with Delaware Supreme Court Chief Justice Leo Strine at UCLA School of LawCross industry experience including race tracks, lodging, and entertainment  10 – 15 going-private transactions peryear for over 20 yearsExecuted 7 of the 10 largest and most complicated going-private transactionsIn 2018, advised Dell on $24Bn merger with 80% owned publicly traded VMWare which involved significant Special Committee interaction                6

PRELIMINARY & CONFIDENTIAL

DBO Overview

High level of experience, combined with high level of focus

- **DBO Partners is a boutique investment banking firm founded by senior Morgan Stanley leaders**
  - Unlike “bulge bracket” firms, our Partners execute every assignment
  - All three Founding Partners, with directly relevant transaction experience, will lead this transaction and be at every meeting
  - No conflicts; absolutely critical in Special Committee assignments

- **We specialize in large, complex transactions for elite clients**
  - $24Bn Dell/DVMT combination
  - $6Bn sale of URS to AECOM
  - $25Bn LBO of Dell Technologies
  - $750MM strategic investment by Intel into Cloudera

- **Our business is based on referrals and repeat business, the interest of ISC shareholders will come before our own, and we are happy to provide references**

- **In preparation for today’s meeting, we have reviewed all available information including: company filings, research reports, investor presentations, news articles, books about the industry, legal precedents, competitor filings, etc.**

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PRELIMINARY & CONFIDENTIAL

Select Contested M&A and Special Committee Experience

Executed by this team

- SEAGATE / VERITAS
- vmware / DELL
- EA / T2 TAKE TWO INTERACTIVE
- SanDisk / SAMSUNG
- SILVERLAKE / DELL
- AMDAHL / FUJITSU
- J.D. EDWARDS / PeopleSoft
- Del Monte Quality / TPG
- SILVERLAKE, TPG / Sabre
- HELLMAN & FRIEDMAN, TPG / LPL Financial
- AST RESEARCH / SAMSUNG
- BainCapital, KKR / NXP
- KKR / TXU energy
- VERIGY / ADVANTEST
- rh / LGP
- McAfee Together is power. / McAfee.com
- SILVERLAKE, TPG / AVAYA
- Hyland creator of OnBase / THOMA BRAVO
- Harrah's / TPG
- ATMEL / MICROCHIP
- SILVERLAKE & Others / SUNGARD

Key Lessons Learned in Minority Squeeze-Outs

- Absolutely no conflicts of any kind
- Clarity regarding available alternatives is critical
- Robust due diligence up front leading to practical and balanced advice to Special Committee regarding alternatives
- Strong advocacy on behalf of Special Committee and independent shareholders based on highly credible data and analytics
- Ability for Special Committee to say "no" even if other alternatives are limited

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     PRELIMINARY & CONFIDENTIAL        Table of Contents  1.  Executive Summary  2.  DBO Introduction  3.  Situation Review  4.  Valuation Considerations  5.  Fee Proposal and Process Recommendations  6.  Appendix A: Supporting Materials  7.  Appendix B: Additional Information on DBO      I      II      III      IV      V      A      B  9

PRELIMINARY & CONFIDENTIAL

Outcomes of Precedent Minority Squeeze-Out Transactions

Special Committees Drive Shareholder Value

4% / 0%
Transactions where initial offer is accepted outright / rejected and bidder walks

21%
Median increase in offer price from first to final offer

-16% / 4%
Median initial / final offer relative to stock's LTM intraday high

21% / 48%
Median initial / final offer relative to unaffected stock price

6.6 Offers [(1)]
Median number of offers and counters over the course of the negotiations

3.5 Months
Median number of months to complete a minority squeeze-out transaction

Note: Analysis of last 10 years of comparable precedent squeeze outs (n=27)
Sources: CapIQ and Company filings for precedent squeeze-out transactions (See Appendix A for details)
(1) The number of offers and counters is from a subset of transactions involving strategic buyers that had >50% ownership (n=17)

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PRELIMINARY & CONFIDENTIAL

Overview of NASCAR Offer

NASCAR offer was carefully constructed, but leaves room for Special Committee to drive value

- **NASCAR has offered to acquire for cash all of ISC's outstanding shares not owned by Family Stockholders**

- **The offer price of $42 per share was represented as a 14% premium to the 30 day VWAP**
  - Represents a 2% premium to the trailing 90 day average share price and a 1% discount to the LTM average share price

- **While the offer price requires additional analysis, the offer terms have been structured to address a number of important legal considerations**
  - Requires approval by a Special Committee of independent directors
  - Requires approval of a majority voting power representing the shares not owned by the Family Stockholders

- **Importantly, Family Stockholders have stated that they have no interest in selling any shares of ISC nor do they "expect" to vote in favor of "any alternative sale, merger or other extraordinary corporate transaction..."**

- **NASCAR rationale: "We believe the industry would benefit from structural change in order to best position the sport on a going forward basis. This will require significant time, effort, and investment. We believe that this transformation will be best undertaken as a private company"**

- **The offer comes in the context of reports that NASCAR:**
  - Has explored selling a minority stake to investors
  - Announced the potential bundling of corporate sponsorships of the tracks, leagues, teams, and media-rights partners which could improve NASCAR's (and ISC's) commercial model

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     PRELIMINARY & CONFIDENTIAL      Task of the Special Committee  12  While every transaction is unique, the duties of a Special Committee representing the interests of minority shareholders subject to a buyout offer, and the manner in which those duties should be prosecuted, include:Choosing truly independent legal and financial advisorsAppropriate diligence: including access to all information necessary to make informed decisionsAbility to forcefully and diligently negotiate to achieve the highest price and best terms practicable for stockholders (assisted by the Special Committee’s financial advisor)Unequivocal power to reject the proposed transaction (relying, in part, on the valuation analysis of theSpecial Committee’s financial advisor)These and other practices provide comfort to minority shareholders that the Committee has acted with due care and loyalty to ensure that the ultimate transaction was fair to all shareholdersIt is not the duty of the Special Committee to pursue “futile” or impractical alternatives, given the clear positions of controlling shareholdersThe Special Committee needs to consider what alternatives are achievable and whether NASCAR’sfinal offer achieves the highest price practicableDBO is committed to delivering the best possible outcome for the Special Committee and independent shareholders

     PRELIMINARY & CONFIDENTIAL      Key Considerations for ISC Special Committee Members  13  What is the standalone value of ISC based on the Company’s internal plan?What are the scenarios that can lead to greater or lesser value for ISC shareholders in thefuture?Do street forecasts and analyst target prices accurately reflect the outlook for the business?What alternatives are available to ISC (including consideration of the impact of any NASCAR rights) and how do those alternatives compare to NASCAR’s offer? Is now a good time to consider a sale?Given the “do not expect” language in the offer letter, what are NASCAR and Family Stockholders prepared to consider?Does NASCAR’s current offer reflect its best offer? Is it a fair offer?What information and tactics can be used to achieve the best possible offer fromNASCAR?Evaluating NASCAR’s rationale and potential synergies

PRELIMINARY & CONFIDENTIAL

ISC is a Unique Company with a Valuable Collection of Assets

Predictable income streams with attractive growth opportunities

Stable Recurring Revenue Base (1)

- **ISC contracted revenue from long-term media rights and corporate partnerships make up ~69% of total LTM revenue**
  - Broadcast rights secured through 2024 with ~4% revenue CAGR
  - Multi-year sponsorships secured as part of facilities projects (e.g., Daytona Rising & ISM) as well as race and category sponsorships (e.g., Coca-Cola)


Food, Beverage, & Merchandise 5%
Other Income 3%
Admissions 17%
TV & Ancillary Media 52%
Other Motorsports Related 6%
Corporate Partnerships 17%
Broadcast fees have a ~4% CAGR over the 10-year term
Recurring revenue

Long-Term Facility Optimization Opportunities

- **ISC has identified multiple opportunities to monetize the value of real estate through ancillary development**
  - 13 irreplaceable motorsports facilities with national reach
  - Hollywood Casino at Kansas Speedway and ONE DAYTONA
  - Additional opportunities across 13,000 acres of owned / operated property


DAYTONA RISING
Motorsports Stadiums
Daytona Rising & ISM
ISM RACEWAY
Value-Enhancing Projects
HOLLYWOOD Casino
ONE DAYTONA
Ancillary Development
13,000 Acres
Year-Round Destinations
ONE DAYTONA & Hollywood

Source: Company filings
(1) Other Motorsports Related revenue assumed to be 6% of Total Motorsports Related revenue based on FY2017 results

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     PRELIMINARY & CONFIDENTIAL      15  ISC Has Outperformed Peers  $MMDVD TRK ISC  Broadcasting Revenue  Admissions Revenue  Event Related Revenue (1)  Total Revenue                                                                –  $100  $200  $300  $400  $500  $600  2011 2012 2013 2014 2015 2016 2017  CAGR 2.3%  2.0%  2.4%                                                                –  $50  $100  $150  $200  $250  $300  2011 2012 2013 2014 2015 2016 2017  CAGR  (11.3%)  (6.5%)  (2.8%)                                                                –  $50  $100  $150  $200  $250  $300  $350  2011 2012 2013 2014 2015 2016 2017Sources: ISCA, TRK, and DVD 10-K filings(1) Event related includes revenue from corporate partnership and other motorsport events (i.e., non NASCAR)  CAGR  (3.5%)  (3.9%)  2.4%                                                                –  $200  $400  $600  $800  $1,000  $1,200  $1,400  2011 2012 2013 2014 2015 2016 2017  CAGR  1.1%  (1.8%)  (1.7%)  Strong Management Team / Board driving outperformance over extended period of time

PRELIMINARY & CONFIDENTIAL

Combination Could Drive Value for NASCAR and ISC

Unified strategic approach could enable structural change and sponsorship bundling

- **NASCAR and ISC Management have stated that a more unified strategic approach between the companies is important to future growth**

- **The prospective merger would enable, *inter alia*, NASCAR to more efficiently implement a new sponsorship model that moves away from title sponsorship and individual race sponsorships to bundled sponsorships**
  - Initially implemented this year in joint NASCAR/ISC deal with Coca-Cola
  - Easier to negotiate agreements as one entity versus three (or more) parties

- **Integrated sponsorship model across NASCAR, track owners, and media partners with a multi-tiered offering, similar to the NCAA, IOC, and Premier League, will grow recurring revenue streams**


NASCAR
Team Owners
Track Owners
NCAA
Premier League
Precedent Tiered / Category Sponsorship Models
Media Partners

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     PRELIMINARY & CONFIDENTIAL        Table of Contents  1.  Executive Summary  2.  DBO Introduction  3.  Situation Review  4.  Valuation Considerations  5.  Fee Proposal and Process Recommendations  6.  Appendix A: Supporting Materials  7.  Appendix B: Additional Information on DBO      I      II      III      IV      V      A      B  17

PRELIMINARY & CONFIDENTIAL

Valuation Considerations

- **As discussed, ISC is a very unique company combining significant and unreplicable real estate, a partnership with one of the best brands in sports entertainment, and ancillary diversification opportunities such as gaming and lodging**
- **There are factors that may have historically constrained ISC's stock price, including:**
  - Control by France Family
  - Limited equity research coverage
  - Dearth of direct comparables
- **Given the parameters of NASCAR's offer (Family Stockholders will not sell their shares and do not expect to consider other corporate transactions) the valuation exercise potentially becomes comparing their ultimate offer to the expected value of the Company on a standalone basis**
- **We have considered valuation benchmarks for ISC and the offer on a preliminary basis, and we expect to provide more thorough valuation analysis based on due diligence to advise the Special Committee**
  - Historical EBITDA and P/E multiples
  - Forward trading analysis
  - Precedent minority squeeze-out transactions

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PRELIMINARY & CONFIDENTIAL

Financial Model Overview

Observations and questions

- **Key to assessing the offer and the standalone value of ISC is evaluating the Company's internal outlook for the business versus buy-side / sell-side analyst expectations**

- **Over the last five years ISC has outgrown its public competitors, with large and predictable broadcast revenues and sponsorships offsetting declining admissions**
  - The street expects revenue growth to increase from 1.9% ('12-'17) to 2.5% ('17-'24), with continuing broadcast and sponsorship revenue growth, as well as stabilizing admissions and other revenues

- **EBITDA margins are modeled to decline modestly, but require diligence to reconcile historical reporting with analyst estimates**

- **Free cash flow is expected to grow from modest EBITDA improvement, cash flow from affiliated investments, and moderating CapEx allowing continued return of capital to shareholders**

- **Key questions to understand include:**
  - What are appropriate expectations for new broadcast agreements post 2024?
  - Will growing digital revenues offset admissions declines or change broadcast agreement opportunities?
  - Are there additional development opportunities to generate new revenue streams?
  - What returns will recent capital investments generate?
  - What additional opportunities exist for high ROIC investments?
  - Opportunities associated with NASCAR's proposed restructuring?
  - How are dividends and capital returns valued by investors?

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PRELIMINARY & CONFIDENTIAL

ISC Financial Summary

Limited research analyst coverage for ISC, projections per Wells Fargo

FYE 11/30, $MM	Historical				Projections				
	FY2014A	FY2015A	FY2016A	FY2017A	FY2018E	FY2019E	FY2020E	FY2021E	FY2022E
Admissions	$129.7	$130.2	$123.5	$121.5	$110.4	$111.5	$111.5	$111.5	$111.5
Motorsports Related	433.7	451.8	477.2	491.7	512.9	538.0	553.8	570.3	587.3
Food, Beverage, & Merchandise	72.9	47.3	42.0	41.3	36.5	37.2	37.2	37.2	37.2
Other Income	15.6	16.1	18.3	17.0	19.9	22.9	27.4	28.2	29.1
Total Revenue	**$651.9**	**$645.4**	**$661.0**	**$671.4**	**$679.7**	**$709.6**	**$730.0**	**$747.3**	**$765.2**
% Growth	*6.4%*	*(1.0%)*	*2.4%*	*1.6%*	*1.2%*	*4.4%*	*2.9%*	*2.4%*	*2.4%*
EBITDA (Non-GAAP)	**$216.4**	**$229.8**	**$238.8**	**$241.5**	**$235.7**	**$243.2**	**$251.8**	**$257.4**	**$263.2**
% Growth	*0%*	*6%*	*4%*	*1%*	*(2%)*	*3%*	*4%*	*2%*	*2%*
% Margin	*33%*	*36%*	*36%*	*36%*	*35%*	*34%*	*34%*	*34%*	*34%*
Net Income (Non-GAAP)	**$65.9**	**$67.3**	**$69.0**	**$72.1**	**$85.3**	**$91.6**	**$95.0**	**$96.1**	**$97.4**
% Growth	*(2%)*	*2%*	*3%*	*4%*	*18%*	*7%*	*4%*	*1%*	*1%*
% Margin	*10%*	*10%*	*10%*	*11%*	*13%*	*13%*	*13%*	*13%*	*13%*
Free Cash Flow	**($0.4)**	**$29.0**	**$130.9**	**$71.6**	**$69.7**	**$153.3**	**$162.5**	**$165.4**	**$174.9**

A key element of the process will be understanding ISC's internal forecast relative to street expectations

Source: Company filings and Wells Fargo research (10/29/2018)

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     PRELIMINARY & CONFIDENTIAL                                                                      $50  $44  $46  $44  $41  $42  $35  $35  $35  $52  $56  $46  $48  $46  $44  $44  $50  $44  $41  $54Median: $52  Median: $55  Median: $45  TRK: $33  TRK: $32  TRK: $35  TRK: $34  Median: $47  Median: $45  Median: $42  Median: $43  VWAP: $42  VWAP: $37  VWAP: $37  $30  $35  $40  $45  $50  $55  $60  Offer:$42.00  Current:$43.07        Earnings (10/4)to Offer (11/9)30 DayLTM  NTM EBITDA (LTM)(7.7x-8.0x)NTM EBITDA (L5Y)(7.5x-7.9x)NTM P/E (LTM) (20.9x-21.8x) NTM P/E (L5Y)(21.8x-22.7x)  '19 EBITDA(6.3x)'20 EBITDA(6.1x)'19 P/E (15.2x) '20 P/E (14.5x)  First Offer (30D Avg.)(19.5%-23.8%)Final Offer (30D Avg.)(44.5%-51.2%)Final Offer (LTM High)(0.6%-4.8%)  Valuation Considerations  Precedent minority squeeze-out transactions imply a higher price than current offer  Note: Ranges for premiums / multiples represent 40th and 60th percentiles Sources: CapIQ as of 1/2/2019; Company financials; Broker research  21  Methodologies      Historical Trading Ranges  Historical Multiple Ranges    Speedway Motorsports  Squeeze-Out Precedent Premiums

     PRELIMINARY & CONFIDENTIAL      ISC Share Price PerformanceCurrent offer below LTM average trading price  Note: VWAP per CapIQ calculation; LTM low and high represent intraday trading prices Source: CapIQ as of 1/2/2019  22                  $45.30  $42.00  $35.30  $39.06  $35  $38  $41  $44  $47  $50  Jan-18  Feb-18  Mar-18  Apr-18  May-18  Jun-18  Jul-18  Aug-18  Sep-18 Oct-18  Nov-18 Dec-18  Jan-19  NASCAR PurchasePrice Offer: $42.00  ISCA Share Price ($USD)    11/9/2018:NASCAR made public bid at $42.00    10/4/2018:Announced Q3'18 Earnings ($42.26 share price day prior)    Current:$43.07  1/25/2018:Announced FY17 Earnings    4/3/2018:Announced Q1'18 Earnings     Share Price Prem. / Disc. to NASCAR Purchase Offer       Share Price     Prem. / Disc.   Day Prior to Announcement  $39.50  6.3%  Prior 30 Day VWAP  $37.27  12.7%  Prior 60 Day VWAP  $39.88  5.3%  Prior 90 Day VWAP  $41.16  2.0%  Prior 180 Day VWAP  $42.46  (1.1%)  LTM VWAP  $42.26  (0.6%)  LTM Low  $35.12  19.6%  LTM High  $49.95  (15.9%)

     PRELIMINARY & CONFIDENTIAL      23  ISC Historic Trading Performance  Current offer ~ equivalent to last five years average EBITDA and P/E multiple  Share Price (1)  AV / NTM EBITDA  Forward P/E              7.5x  8.0x  8.5x  10.0x9.5x9.0x  7.0x6.5x6.0xJan-14 Jul-14 Jan-15 Jul-15 Jan-16 Jul-16 Jan-17 Jul-17 Jan-18 Jul-18 Jan-19  Current: 8.1x 60%: 7.9xMedian: 7.7x 40%: 7.5x              $30$25  $35  $40  $50$45  Jan-14  Jul-14  Jan-15  Jul-15  Jan-16  Jul-16  Jan-17  Jul-17  Jan-18  Jul-18  Jan-19  Current: $43.07  60%: $35.95Median: $34.90 40%: $33.90              20.0x  22.0x  24.0x  32.0x30.0x28.0x26.0x  18.0xJan-14 Jul-14 Jan-15 Jul-15 Jan-16 Jul-16 Jan-17Note: Current multiple based on consensus projections; Summary statistics for five years prior to initial NASCAR offer date Source: CapIQ as of 1/2/2019(1) Closing share price for each trading day  Jul-17  Jan-18  Jul-18  Jan-19  60%: 22.7xMedian: 22.2x 40%: 21.8xCurrent: 21.0x

     PRELIMINARY & CONFIDENTIAL        Table of Contents  1.  Executive Summary  2.  DBO Introduction  3.  Situation Review  4.  Valuation Considerations  5.  Fee Proposal and Process Recommendations  6.  Appendix A: Supporting Materials  7.  Appendix B: Additional Information on DBO      I      II      III      IV      V      A      B  24

     PRELIMINARY & CONFIDENTIAL      Fee Proposal  Retainer:  Opinion Fee:  Advisory Fee:  $250K upon signing, $50K per month commencing six months after signing  $2.5MM payable upon termination or signing of definitive agreements with respect to a Transaction, plus, in the event the Special Committee recommends a Transaction to the Board of Directors and definitive agreements with respect to such Transaction are signed by the Company, 2.5% of the total equity value greater than $42 per share  Any Retainer or Opinion Fee previously paid will be credited against the Advisory Fee  $1MM upon the rendering of a financial opinion or inadequacy letter  We have examined M&A squeeze-out transactions and are proposing a fee that is lower than the average implied by the precedents. If the Special Committee determines that no transaction is in the best interest of shareholders, DBO will receive a modest fee.    25

PRELIMINARY & CONFIDENTIAL

Special Committee Process & Next Steps

Founding Partners lead throughout every step of the process

	Summary	Illustrative Considerations
Step 1	Work with legal advisor to determine the optimal process	▪ Review of Special Committee charter ▪ Confirm Family Stockholders will not sell shares of ISC or vote in favor of any alternative sale, merger, or other extraordinary corporate transaction ▪ Define extraordinary corporate transaction
Step 2	Determine appropriate diligence process and conduct due diligence to determine standalone value of ISC based on Company's internal plan If required, conduct analysis of strategic alternatives	▪ Internal plan analysis to include growth initiatives, capital expenditures, opportunities, and risks ▪ Interviews with NASCAR and ISC management teams to ascertain strategic benefits of joining operations ▪ Discussions with Special Committee members ▪ Strategic and financial alternatives analysis (as required by process): operating / investment alternatives; structural alternatives; competing transaction / market check
Step 3	Analyze minority shareholder constituency and develop optimal communications strategy, in collaboration with legal advisor	▪ Who are the majority of the minority, and what relationship do members have to the France Family, if any? ▪ How should the Special Committee handle direct contact from minority constituents?
Step 4	Report back to Special Committee to discuss analysis and determine next steps	▪ Based on analysis of offer, ISC standalone valuation, and alternatives, how should the Special Committee, along with its financial and legal advisors, engage NASCAR in response to the offer? ▪ Iterative follow-up diligence and analysis based on Special Committee discussions and review of key assumptions
Step 5	With Special Committee approval, negotiation of offer terms	▪ Negotiations require careful handling with respect to long-standing partnership between NASCAR and ISC Management

DBO PARTNERS 26

     PRELIMINARY & CONFIDENTIAL        Table of Contents  1.  Executive Summary  2.  DBO Introduction  3.  Situation Review  4.  Valuation Considerations  5.  Fee Proposal and Process Recommendations  6.  Appendix A: Supporting Materials  7.  Appendix B: Additional Information on DBO      I      II      III      IV      V      A      B  27

     PRELIMINARY & CONFIDENTIAL      Comparable Companies  Operating and trading statistics  % of Equity Agg.  AV / Re ve nue (3)   AV / EBITDA (3)   P ric e / Ea rnings (4) Re ve nue Growth Y oY EBITDA Ma rgin EP S Growth Y oY   De bt/  Sourc e s: Ca pita l IQ, Compa ny filings, a nd Wa ll Stre e t Re se a rc hShare prices and consensus estimates as of 1/2/2019Market capitalization plus net debt (includes non- controlling interests and preferred equity if applicable)Revenue & EBITDA multiples less than 0.0x and greater than 50.0x considered NMP/Emultiples less than 0.0x and greater than 50.0x considered NMNote: Speedway Motorsports projections per Wells Fargo research (8/16/2018)              Compa ny Na me  P ric e (1)  5 2 W High  V a lue  V a lue (2)  2 0 19 E  2020E     2 0 19 E  2020E     2 0 19 E  2020E   2 0 19 E  2020E   2 0 19 E  2020E   2 0 19 E  2020E   EBITDA  IS C (Curre nt)  $ 4 3 . 0 7  86%   $ 1, 9 0 0  1, 8 8 0  2 . 7 x  2 . 6 x    8 . 1x  7 . 5 x    2 0 . 2 x  19 . 8 x  3 . 8%  3 . 7%  3 3 . 0%  3 4 . 5%  10 . 9%  2 . 2%  1. 1x  IS C (P re - NAS CAR Offe r)  $ 3 9 . 5 0  79%   $ 1, 7 4 2  1, 7 2 3  2 . 5 x  2 . 4 x    7 . 1x  6 . 8 x    18 . 8 x  18 . 7 x  3 . 7%  3 . 7%  3 4 . 6%  3 4 . 7%  9 . 5%  0 . 5%  1. 1x                                          Motorsports                                        Speedway Motorsports  $15.81  75%  $646  $766  1.6x  1.6x    6.3x  6.1x    15.2x  14.5x  2.2%  2.2%  25.9%  26.0%  1.0%  4.8%  1.5x  Dover Motorsports  $2.00  87%  $73  $74  NA  NA    NA  NA    NA  NA  NA  NA  NA  NA  NA  NA  0.1x  Me a n    8 1%      1. 6 x  1. 6 x    6 . 3 x  6 . 1x    15 . 2 x  14 . 5 x  2 . 2%  2 . 2%  2 5 . 9%  2 6 . 0%  1. 0%  4 . 8%  0 . 8 x  Me dia n    8 1%      1. 6 x  1. 6 x    6 . 3 x  6 . 1x    15 . 2 x  14 . 5 x  2 . 2%  2 . 2%  2 5 . 9%  2 6 . 0%  1. 0%  4 . 8%  0 . 8 x  Ente rta inme nt Fa c ility P rovide rs                                        Six Flags Entertainment  $56.03  76%  $4,797  $7,305  4.7x  4.5x    12.2x  11.3x    19.3x  17.2x  5.5%  5.2%  38.4%  39.4%  12.0%  12.2%  3.8x  Churchill Downs  $242.44  77%  $3,297  $4,051  3.2x  3.1x    10.5x  10.0x    17.8x  16.6x  25.4%  4.2%  30.5%  30.8%  4.4%  7.1%  2.6x  Eldorado Resorts  $37.95  75%  $2,941  $5,728  2.0x  2.0x    7.8x  7.2x    10.0x  13.4x  36.1%  0.3%  26.1%  28.1%  108.3%  (25.5%)  6.6x  Cedar Fair  $47.23  67%  $2,670  $4,141  3.0x  2.9x    8.5x  8.2x    13.9x  13.2x  3.7%  3.5%  35.1%  35.1%  11.0%  5.5%  3.6x  Penn National Gaming  $19.45  53%  $2,348  $6,649  1.3x  1.2x    4.3x  4.1x    12.9x  9.5x  46.9%  1.8%  29.3%  30.4%  45.2%  35.1%  5.1x  SeaWorld Entertainment  $22.93  71%  $1,993  $3,380  2.4x  2.3x    8.1x  7.6x    19.6x  15.8x  3.0%  2.5%  29.6%  30.8%  41.0%  23.9%  3.9x  Tokyotokeiba  $24.81  55%  $708  $735  3.3x  3.0x    7.3x  5.8x    NA  NA  8.8%  8.7%  44.9%  52.0%  NA  NA  1.9x  Me a n    68%       2 . 8 x  2 . 7 x    8 . 4 x  7 . 7 x    15 . 6 x  14 . 3 x  18 . 5%  3 . 8%  3 3 . 4%  3 5 . 2%  3 7 . 0%  9 . 7%  3 . 9 x  Me dia n    7 1%      3 . 0 x  2 . 9 x    8 . 1x  7 . 6 x    15 . 9 x  14 . 6 x  8 . 8%  3 . 5%  3 0 . 5%  3 0 . 8%  2 6 . 5%  9 . 7%  3 . 8 x  Movie Cine ma s, The a te rs & Othe r                                        Cineworld Group  $3.22  42%  $4,412  $8,062  1.7x  1.6x    7.6x  7.2x    10.4x  9.2x  18.6%  3.2%  22.4%  22.7%  18.8%  13.1%  8.2x  Cinemark  $36.89  84%  $4,284  $5,967  1.8x  1.7x    7.5x  7.3x    15.4x  14.7x  3.8%  4.2%  24.3%  24.0%  12.7%  4.8%  2.6x  AMC  $12.89  60%  $1,334  $6,441  1.1x  1.1x    6.9x  6.7x    28.3x  28.6x  3.3%  2.6%  16.5%  16.6%  NM  (1.1%)  5.7x  Marcus Corporation  $39.58  89%  $1,156  $1,446  2.1x  2.0x    9.6x  9.0x    19.8x  18.4x  0.7%  5.1%  21.4%  21.8%  6.7%  7.5%  2.1x  Reading International  $14.59  83%  $336  $494  1.5x  1.4x    8.2x  7.3x    NA  NA  8.1%  6.6%  18.2%  19.2%  NA  NA  3.5x  Me a n    72%       1. 6 x  1. 6 x    8 . 0 x  7 . 5 x    18 . 5 x  17 . 7 x  6 . 9%  4 . 3%  2 0 . 6%  2 0 . 8%  12 . 7%  6 . 1%  4 . 4 x  Me dia n    83%       1. 7 x  1. 6 x    7 . 6 x  7 . 3 x    17 . 6 x  16 . 5 x  3 . 8%  4 . 2%  2 1. 4%  2 1. 8%  12 . 7%  6 . 1%  3 . 5 x  28

     PRELIMINARY & CONFIDENTIAL      Comparable Company Growth Regression  Source: CapIQ as of 1/2/2019Note: Excludes Dover Motorsports (no broker estimates), Tokyotokeiba, Reading International  29                                    ISC (Pre-NASCAR Offer)  Speedway Motorsports  Six Flags Entertainment  Churchill Downs  Eldorado Resorts  Cedar Fair  Penn National Gaming  SeaWorld Entertainment  Cinemark  AMC  Marcus Corporation    ISC (Current) Cineworld Group  y = 89.991x + 4.7479R² = 0.4749  3.0x  4.0x  5.0x  6.0x  7.0x  8.0x  9.0x  10.0x  11.0x  12.0x  -  1.0%  2.0%  3.0%  4.0%  5.0%  6.0%  2020 EBITDA Multiple  2020 Rev. Growth    Unaffected ISC (Pre- NASCAR Offer) EBITDA Multiple ± 1/2 standard deviation

PRELIMINARY & CONFIDENTIAL

Shareholder Analysis

Obtaining approval from the majority of the minority requires at least 15 investors

Lindsell Train has cumulative figures for all columns except share count

Total shares represents both France and NFF while total votes represents only NFF votes

				% of Votes		
	Shares	% of Economics	Votes	Total	Non-France	Cum. Non-France
Class A						
France Family	226,382	0.5%	45,276	0.2%	-	-
Non-France Family						
BlackRock	2,736,035	6.2%	547,207	2.2%	8.7%	8.7%
Vanguard	2,303,698	5.2%	460,740	1.9%	7.3%	15.9%
Paradice Investment	2,007,991	4.6%	401,598	1.6%	6.3%	22.3%
Lindsell Train	993,100	2.5%	308,620	1.3%	4.9%	27.2%
Macquarie Investment	1,435,384	3.3%	287,077	1.2%	4.5%	31.7%
Renaissance Technologies	1,243,366	2.8%	248,673	1.0%	3.9%	35.6%
Northern Trust Global Investments	1,095,222	2.5%	219,044	0.9%	3.5%	39.1%
State Street Global Advisors	825,489	1.9%	165,098	0.7%	2.6%	41.7%
Norges Bank Investment	727,401	1.6%	145,480	0.6%	2.3%	44.0%
Mawer Investment Management	687,232	1.6%	137,446	0.6%	2.2%	46.2%
Ariel Investments	670,178	1.5%	134,036	0.5%	2.1%	48.3%
BNY Mellon Asset Management	370,878	0.8%	74,176	0.3%	1.2%	49.5%
Arrowstreet Capital	338,711	0.8%	67,742	0.3%	1.1%	50.5%
Sparinvest	322,180	0.7%	64,436	0.3%	1.0%	51.6%
Geode Capital	257,320	0.6%	51,464	0.2%	0.8%	52.4%
Other	8,202,808	18.6%	1,640,562	6.7%	24.2%	-
Total NFF (A)	24,216,993	54.9%	4,843,399	19.7%	76.6%	-
Class B						
France Family	18,181,913	41.2%	18,181,913	74.1%	-	-
Non-France Family						
Lindsell Train	110,000	2.5%	308,620	1.3%	4.9%	-
Oldfield Partners	298,931	0.7%	298,931	1.2%	4.7%	57.1%
Saunders, John R.	11,286	0.0%	11,286	0.0%	0.2%	57.3%
Brown, J. Hyatt	9,000	0.0%	9,000	0.0%	0.1%	57.4%
CapFinancial Partners	6,000	0.0%	6,000	0.0%	0.1%	57.5%
Crotty, W. Garrett	2,784	0.0%	2,784	0.0%	0.0%	57.6%
Harris, Christy F.	150	0.0%	150	0.0%	0.0%	57.6%
The MassMutual Trust Company	100	0.0%	100	0.0%	0.0%	57.6%
Wolfe, Daryl Q.	90	0.0%	90	0.0%	0.0%	57.6%
Other	1,044,065	2.4%	1,044,065	4.3%	13.4%	-
Total NFF (B)	1,482,406	3.4%	1,482,406	6.0%	23.4%	-
Total	**44,107,694**	**100%**	**6,325,804**	**100%**	**100%**	**-**

Sources: Total share counts for class A and class B per 3Q'18 10-Q; France Family share counts per James France Form 4 (10/15/2018); Individual entity share counts per CapIQ / Company filings as of 12/16/2018

DBO PARTNERS 30

PRELIMINARY & CONFIDENTIAL

Precedent Minority Squeeze-Out Transactions

Last 10 years

$MM (except per share)

Date	Target	Buyer	% Acq.	Trans. Value	Implied Equity Val.	Implied Agg. Val.	Offers First	Offers Final	% Incr.	First Offer Premium to: Unaffected	First Offer Premium to: 30 Day Avg	First Offer Premium to: LTM High	Final Offer Premium to: Unaffected	Final Offer Premium to: 30 Day Avg	Final Offer Premium to: LTM High	Months From First Offer to Announce	Target Industry
1/4/2010	Alcon	Novartis AG	23%	$11,798	$51,230	$48,215	$153.00	$168.00	10%	(7%)	(6%)	(8%)	2%	4%	1%	12	Health Care
4/20/2009	The Pepsi Bottling Group	PepsiCo	67%	5,283	7,865	14,411	$29.50	$36.50	24%	17%	29%	(16%)	45%	60%	4%	3.6	Beverages
12/13/2012	Clearwire Corp.	Sprint	50%	3,747	7,517	11,966	$2.60	$2.97	14%	23%	24%	(12%)	40%	42%	0%	0.9	Telecom Services
6/2/2010	Gerdau Ameristeel Corp.	Gerdau Steel North America	34%	1,607	4,768	6,604	$11.00	$11.00	-	48%	47%	14%	48%	47%	14%	1.0	Steel
9/4/2009	Odyssey Re Holdings Corp.	Fairfax Financial Holdings Ltd.	27%	1,041	3,799	–	$58.00	$65.00	12%	16%	20%	6%	30%	35%	19%	1	Insurance
4/20/2009	PepsiAmericas	PepsiCo	57%	2,009	3,548	6,002	$23.27	$28.50	22%	17%	29%	(14%)	43%	58%	6%	4	Beverages
11/28/2012	Danfoss Power Solutions	Danfoss A/S	24%	691	2,833	3,025	$49.00	$58.50	19%	24%	24%	(13%)	49%	48%	4%	3	Agriculture
2/29/2016	Federal-Mogul	Icahn Enterprises Holdings	18%	304	1,690	4,557	$7.00	$9.25	32%	41%	63%	(50%)	86%	116%	(34%)	6	Auto Components
6/29/2009	First Advantage Corp.	First American Corp.	20%	308	1,522	1,531	$14.04	$19.47	39%	15%	8%	(25%)	59%	50%	4%	3	Application Hosting Services
6/11/2013	Dole Food Company	David Murdock	60%	737	1,220	1,493	$12.00	$13.50	13%	22%	14%	(21%)	37%	29%	(11%)	3	Agricultural Products
11/1/2010	CNA Surety Corp.	Continental Casualty Co.	38%	456	1,194	–	$22.00	$26.55	21%	15%	18%	11%	39%	43%	34%	6	Insurance
12/22/2009	Danfoss Power Solutions	Danfoss A/S	24%	165	678	1,199	$10.10	$14.00	39%	20%	10%	(0%)	66%	52%	38%	4	Agriculture
3/7/2016	National Interstate Corp.	American Financial Group	49%	313	642	–	$30.00	$32.50	8%	33%	28%	(2%)	44%	38%	7%	5	Insurance
11/15/2010	Mediacom Communications	Rocco Commisso	60%	361	597	3,920	$6.00	$8.75	46%	13%	3%	(18%)	64%	50%	20%	6	Cable and Satellite
2/5/2014	National Interstate Corp.	American Financial Group	48%	286	592	–	$28.00	$30.00	7%	26%	22%	(23%)	35%	31%	(17%)	1	Insurance
9/23/2009	Ligado Networks	Harbinger Capital Partners	51%	278	544	1,496	$4.00	$5.00	25%	21%	24%	(20%)	52%	55%	-	1	Telecom Services
6/13/2011	M&F Worldwide Corp.	MacAndrews & Forbes	57%	277	483	2,511	$24.00	$25.00	4%	42%	15%	(22%)	47%	20%	(19%)	3	Commercial and Professional Services
3/7/2017	Handy & Harman	Steel Partners Holdings L.P.	37%	171	459	705	$29.00	$35.00	21%	-	12%	(3%)	-	35%	17%	4	Steel
3/25/2009	Hearst Television	Hearst Broadcasting	18%	76	422	1,217	$4.00	$4.50	13%	91%	126%	(84%)	115%	154%	(82%)	1	Broadcasting
11/3/2009	Landry's	Tim Fertitta	45%	179	398	1,460	$13.00	$24.50	88%	24%	20%	1%	133%	126%	90%	8	Full Service Restaurants
3/23/2009	Cox Radio	Cox Media Group	22%	82	382	765	$3.80	$4.80	26%	15%	(10%)	(71%)	45%	14%	(63%)	1	Broadcasting
8/1/2016	Affinity Gaming	Z Capital Management	59%	217	369	668	$15.00	$17.35	16%	-	-	-	-	-	-	1	Casinos and Gaming
11/15/2012	Bluegreen Vacations Corp.	BFC Financial	46%	146	318	829	$2.18	$4.64	113%	(3%)	7%	(54%)	107%	128%	(2%)	1	Hotels And Motels
4/3/2015	Affinity Gaming	Z Capital Management	61%	185	306	515	$9.75	$15.00	54%	-	-	-	-	-	-	10	Casinos and Gaming
12/12/2016	Alliance Healthcare Services	Fujian Thaihot Investment Co.	49%	72	147	801	$9.60	$13.25	38%	20%	27%	(1%)	66%	75%	37%	4	Health Care Equipment and Services
7/9/2009	XO Holdings	ACF Industries Holding	47%	69	146	871	$0.55	$0.80	45%	90%	76%	(30%)	176%	156%	1%	4	Communication Services
7/22/2010	BlueLinx Holdings	Cerberus Capital Management	45%	58	131	559	$3.40	$4.00	18%	35%	24%	(46%)	59%	46%	(37%)	3	Building Product Distribution

Gray Indicates Cancelled Transactions

	% Incr.	First Offer Premium to: Unaffected	First Offer Premium to: 30 Day Avg	First Offer Premium to: LTM High	Final Offer Premium to: Unaffected	Final Offer Premium to: 30 Day Avg	Final Offer Premium to: LTM High	Months From First Offer to Announce
40th Percentile	18%	20%	19%	(20%)	46%	45%	1%	3.1
Average	28%	27%	26%	(20%)	62%	60%	1%	3.7
Median	21%	21%	22%	(16%)	48%	48%	4%	3.5
60th Percentile	24%	24%	24%	(12%)	58%	51%	5%	3.6

Sources: CapIQ as of 1/2/2019 and Company Filings

DBO PARTNERS

31

     PRELIMINARY & CONFIDENTIAL        Table of Contents  1.  Executive Summary  2.  DBO Introduction  3.  Situation Review  4.  Valuation Considerations  5.  Fee Proposal and Process Recommendations  6.  Appendix A: Supporting Materials  7.  Appendix B: Additional Information on DBO      I      II      III      IV      V      A      B  32

PRELIMINARY & CONFIDENTIAL

The DBO Partners' Model

DBO Formula

- *Highly Experienced Bankers*
- *Client-Focused*
- *Conflict-Free Advice*
- *Confidentiality*
- *Innovation*

DBO PARTNERS 33

     PRELIMINARY & CONFIDENTIAL          Gordon DeanFounding Partner  Gordon Dean began his professional career as a securities lawyer in Washington, DC. He joined Morgan Stanley in 1986 where he rose to become a Managing Director and Vice Chairman of Investment Banking. He ran the San Francisco Investment Banking operations and was co-head of the firm's Western Region.Mr. Dean has completed over 125 transactions, totaling over $100 billion of financing and mergers and acquisitions for many of the Firm's clients including Albertson's, BankAmerica Corporation, Boeing, Charles Schwab, Clorox, Coinstar, Consolidated Rail, Del Monte, KKR, Levi Strauss, McKesson, Molson Coors, PACCAR, Safeway, TPG, Transamerica, Univar, URS, and Wells Fargo.He has served on the Board of Regents of Georgetown University as well as the Board of Directors of Engineering Change, KnowledgeBeat, and the San Francisco Golf Club. Mr. Dean also served on the Board of the San Francisco Opera and was Chairman of the San Francisco Zoological Society.    34

     PRELIMINARY & CONFIDENTIAL      Mark BradleyFounding Partner  Mark Bradley is a Founding Partner of Dean Bradley Osborne. He started his career with Morgan Stanley in 1985 after graduating from The University of California at Berkeley with a BS in Business Administration. He worked for two years as an analyst in the Firm's Mergers & Acquisitions department. From 1987 to 1989 he attended Stanford Business School where he earned his Masters in Business Administration. He returned to Morgan Stanley in 1989 as an associate in the Corporate Finance department. Mark was the Global Head of MorganStanley’s Financial Sponsors coverage group for eleven years before becoming Chairman of the Group in 2011.As Head of the Financial Sponsors Group, Mark was responsible for managing all of Morgan Stanley’s relationships with private equity firms globally. He has been involved in many of the largest and most complex LBOs. In addition, he has had the privilege of advising many private equity firms on financing and strategic opportunities at the GP level. Notable transactions where Mark was involved include the $45Bn LBO of TXU, $20Bn merger of Seagate and Veritas and thesubsequent $2Bn LBO of Seagate’s disk drive business, $12Bn LBO of NXP,$11Bn LBO of SunGard and the $8Bn LBO of Avaya. At the GP level, Mark was involved in the $5Bn IPO of KPE, the subsequent merger of KKR and KPE and relisting of KKR on the NYSE, IPO of Blackstone, and the sale of a minority stake in TPG to CDB.          35

PRELIMINARY & CONFIDENTIAL

Nick Osborne

Founding Partner



Nicholas Osborne's banking career spans 31 years. Prior to co-founding DBO Partners, he was a Managing Director and Head of Global Technology Mergers & Acquisitions at Morgan Stanley. In this role he was responsible for managing relationships and advising on M&A transactions for leading global technology companies including Advanced Micro Devices, Applied Materials, Arcsight, Atmel, CNET, eBay, Electronic Arts, Ingram Micro, Intuit, Oracle, Omniture, Qlogic, Rightnow, Sandisk, Semtech, and Zappos. He has completed transactions valued in excess of $100 billion and has extensive experience representing both buyers and sellers, structuring and negotiating significant JV's, and advising on activist and hostile situations.

Prior to joining Morgan Stanley's Technology M&A Group in 1996, Mr. Osborne was a Vice President in the Financial Sponsor Group at Morgan Stanley and an Associate in the High Yield Finance Group at First Boston in New York City. In these roles he worked with leading private equity firms and their portfolio companies as well as large public companies structuring and executing leveraged buyouts, initial public offerings and highly leveraged financings. Prior to attending business school, he completed the management program and was a corporate finance officer focused on large multinational clients at JP Morgan in New York City.

Mr. Osborne is a graduate of Williams College with a BA in Economics and of the Tuck School of Business Administration at Dartmouth College with an MBA.

DBO PARTNERS 36